Exhibit 99.1

BTC Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2025 and 2024

BTC Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of BTC Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BTC Inc. and Subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating critical audit matters, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there are no critical audit matters.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 27, 2026

We served as the Company’s auditor since 2025.

BTC Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(AUDITED)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$11,071,285	$2,931,437
Accounts receivable, net	7,750,335	4,094,624
Prepaid expenses	3,659,201	1,089,743
Digital assets	170,396	250,557
Contract assets	3,361,742	3,004,441
Other current assets	283,414	—
Total current assets	26,296,373	11,370,802
Noncurrent assets:
Property and equipment, net	46,576	6,855
Related party loans receivable	999,982	999,982
Related party interest receivable	4,659	—
Intangible assets, net	78,364	78,364
Investments	450,000	591,649
Deferred tax assets, net	2,317,559	5,928,303
Total long-term assets	3,897,140	7,605,153
Total assets	$30,193,513	$18,975,955
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,545,289	$13,355
Accrued tax liability	3,497	107,378
Accrued expenses and other current liabilities	674,000	2,158,974
Accrued legal settlement	—	8,367,349
Accrued compensation	400,621	474,159
Contract liabilities	16,423,381	13,771,197
Related party payables	633,437	857,510
Related party interest payables	308,143	232,297
Dividend payable	1,703,140	1,489,920
Total current liabilities	23,691,508	27,472,139
Long-term liabilities:
SAFE note	483,000	482,000
Long-term debt, net	315,810	319,468
Total long-term liabilities	798,810	801,468
Total liabilities	24,490,318	28,273,607
Commitments and contingencies (Note 11)
Stockholders’ equity (deficit):
Seed Preferred Stock, $0.00005 par value; 290,555 shares authorized; 290,555 shares issued and outstanding as of December 31, 2025 and 2024 (liquidation preference of $1,914,477 at December 31, 2025)	1,200,000	1,200,000
Series A Preferred Stock, $0.00005 par value; 521,778 shares authorized; 114,111 shares issued and outstanding as of December 31, 2025 and 2024 (liquidation preference of $3,327,341 at December 31, 2025)	2,338,678	2,338,678
Common Stock, $0.00005 par value; 3,407,409 shares authorized; 1,795,499 and 1,746,499 shares issued and outstanding as of December 31, 2025 and 2024	90	87
Additional paid-in capital	2,456,529	2,055,881
Retained earnings (accumulated deficit)	(292,102)	(14,892,298)
Total stockholders’ equity (deficit)	5,703,195	(9,297,652)
Total liabilities and stockholders’ equity (deficit)	$30,193,513	$18,975,955

The accompanying notes are an integral part of these consolidated financial statements.

BTC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(AUDITED)

	For the Years Ended December 31,
	2025	2024
Revenue	$66,020,552	$31,426,673
Cost of revenue	21,201,140	11,141,776
Gross margin	44,819,412	20,284,897
Operating expenses:
General and administrative	24,258,967	21,023,719
Sales and marketing	1,176,435	667,852
Depreciation and amortization	10,344	24,195
Total operating expenses	25,445,746	21,715,766
Income (loss) from operations	19,373,666	(1,430,869)
Other income (expense):
Realized gains on digital assets	47,904	139,247
Unrealized gains (losses) on digital assets	24,295	(2,607)
Change in fair value of SAFE note	(1,000)	(170,000)
Other income, net	359,433	41,721
Interest expense	(105,072)	(179,190)
Loss on loan forgiveness, related party	—	(582,096)
Total other income (expense)	325,560	(752,925)
Net income (loss) before income tax	19,699,226	(2,183,794)
Income tax benefit (expense)	(4,885,810)	5,820,925
Net income	$14,813,416	$3,637,131

Net income per share:
Basic	$8.16	$1.96
Diluted	$7.95	$1.68
Weighted average number of shares:
Basic	1,789,277	1,746,499
Diluted	1,836,774	2,039,315

The accompanying notes are an integral part of these consolidated financial statements.

BTC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(AUDITED)

	Seed Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	(Deficit)
Balance as of December 31, 2023	290,555	$1,200,000	114,111	$2,338,678	1,746,499	$87	$1,862,829	$(18,315,625)	$(12,914,031)
Stock based compensation	—	—	—	—	—	—	193,052	—	193,052
Preferred share dividends	—	—	—	—	—	—	—	(213,804)	(213,804)
Net income	—	—	—	—	—	—	—	3,637,131	3,637,131
Balance as of December 31, 2024	290,555	$1,200,000	114,111	$2,338,678	1,746,499	$87	$2,055,881	$(14,892,298)	$(9,297,652)
Stock based compensation	—	—	—	—	—	—	335,971	—	335,971
Exercise of stock options	—	—	—	—	49,000	3	64,677	—	64,680
Preferred share dividends	—	—	—	—	—	—	—	(213,220)	(213,220)
Net income	—	—	—	—	—	—	—	14,813,416	14,813,416
Balance as of December 31, 2025	290,555	$1,200,000	114,111	$2,338,678	1,795,499	$90	$2,456,529	$(292,102)	$5,703,195

The accompanying notes are an integral part of these consolidated financial statements.

BTC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AUDITED)

	For the Years Ended December 31,
	2025	2024
OPERATING ACTIVITIES
Net income	$14,813,416	$3,637,131
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,344	24,195
Stock-based compensation expense	335,971	193,052
Interest accrued provided by related party loans	71,187	184,075
Interest accrued used in long-term loans, net	(3,658)	(8,605)
Realized (gains) on digital assets	(47,904)	(139,247)
Unrealized (gains) losses on digital assets	(24,295)	2,607
Change in fair value of SAFE note	1,000	170,000
Change in operating assets and liabilities:
Accounts receivable	(3,655,711)	(2,787,562)
Prepaid and other current assets	(2,609,558)	(989,895)
Digital assets	152,360	2,633
Contract assets	(357,301)	(2,910,920)
Related party loans receivable	—	582,096
Investments	141,649	(150,000)
Loan receivable	—	24,309
Deferred tax assets, net	3,610,744	(5,928,303)
Accounts payable	3,531,934	(67,563)
Accrued expenses and other liabilities	(1,832,169)	(2,163,597)
Accrued settlement	(8,367,349)	8,367,349
Accrued compensation	(73,538)	(293,432)
Contract liabilities	2,652,184	5,027,369
Net cash provided by operating activities	8,349,306	2,775,692
INVESTING ACTIVITIES
Loans to officers	—	(90,614)
Repayment of loans to officers	—	189,105
Property and equipment, net	(50,065)	(370)
Net cash provided by (used in) investing activities	(50,065)	98,121
FINANCING ACTIVITIES
Net repayment of related party loans	(224,073)	(659,787)
Proceeds from exercise of stock options	64,680	—
Net cash used in financing activities	(159,393)	(659,787)
Net increase in cash and cash equivalents	8,139,848	2,214,026
Cash and cash equivalents, beginning of year	2,931,437	717,411
Cash and cash equivalents, end of year	$11,071,285	$2,931,437

SUPPLEMENTAL DISCLOSURE OF CASH ACTIVITIES
Cash paid for interest	$37,543	$19,006
Cash paid for income taxes	$1,602,573	$11,774

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Conversion of promissory note and accrued interest to common
stock	$—	$591,644
Accrual of cumulative preferred dividends	$213,220	$213,804

The accompanying notes are an integral part of these consolidated financial statements.

BTC Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

NOTE 1 – Description of Organization and Business Operations

Organization and Nature of Operations

BTC Inc. (“the Company”) was founded in 2012 and is headquartered in Nashville, Tennessee. The Company operates as a media and events organization focused on advancing the adoption and understanding of Bitcoin and decentralized technologies. BTC Inc. publishes Bitcoin Magazine, one of the longest-running and most recognized publications in the cryptocurrency space, offering news, analysis, and educational content. The Company also produces The Bitcoin Conference, the largest annual Bitcoin-focused event globally, which convenes industry leaders, developers, investors, and advocates. Revenue is generated through event ticketing and sponsorships, digital and print advertising, subscriptions, and branded merchandise. The Company’s mission is to accelerate hyperbitcoinization to the point at which Bitcoin becomes the default global monetary system. The Company aims to empower individuals and institutions through open-source financial tools and decentralized infrastructure by fostering community engagement and delivering trusted information across our platforms.

In addition to Company produced events, the Company participates in certain international conferences, including Bitcoin Amsterdam and Bitcoin Middle East, through cooperation or joint venture arrangements with local co-organizers. These events differ from Company produced events in that the local co-organizer is responsible for local operations, including venue contracting, vendor management, permitting, taxes, and local banking, while the Company provides brand licensing, programming, and sales and marketing support, allowing the Company to extend its conference platform internationally without establishing foreign legal entities or maintaining foreign bank accounts.

Going Concern

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the consolidated financial statements are issued. Under the guidance, the Company must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern (step 1). If the Company concludes substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt (step 2).

The Company has historically incurred operating losses since inception. During 2024, the Company returned to profitability and has continued to be profitable in 2025. As of December 31, 2025 the Company had $11,071,285 in cash, a working capital surplus of $2,604,865, and accumulated deficit of $292,102. The Company has funded its operations primarily with the net proceeds from the issuance of promissory notes, related party loans, and income from operations. Based on management’s evaluation, the Company’s current financial position and operating results do not raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.

Subsequent to December 31, 2025, on February 19, 2026, the Company was acquired by Nakamoto Inc. (NASDAQ: NAKA), a publicly traded Bitcoin company, in an all-stock transaction. The merger transaction was consummated prior to the issuance date of these consolidated financial statements. Additional information regarding this transaction is disclosed in Note 15 – Subsequent Events.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the FASB’s Accounting Standards Codification. These consolidated financial statements include all adjustments that, in the opinion of management, are necessary in order to make the consolidated financial statements not misleading.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes, which prescribes standardized categories and disaggregation of information in the reconciliation of the provision for income taxes, requires disclosure of disaggregated income taxes paid, and modifies other income tax-related disclosure requirements. The Company adopted this standard for the fiscal year ended December 31, 2025. The adoption did not have a material impact on the Company’s consolidated financial statements or related disclosures beyond the expanded disclosures included in Note 12.

In December 2023, the FASB issued ASU No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires eligible crypto assets to be measured at fair value, with changes recognized in net income each reporting period. Upon adoption, the Company reclassified its digital asset holdings from indefinite-lived intangible assets to financial assets measured at fair value. Early adoption is permitted for any interim or annual period for which consolidated financial statements have not yet been issued. The Company elected to early adopt the standard retrospectively to all periods presented in the consolidated financial statements. As a result, eligible digital assets are measured at fair value, with changes recognized in the net income (loss) of each reporting period. The adoption did not result in a cumulative-effect adjustment to the accumulated deficit. The Company has updated its disclosures to reflect the nature, valuation, and risks associated with its digital asset holdings.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced an expected credit loss model for the impairment of financial assets measured at amortized cost. The model replaces the probable, incurred loss model for those assets and broadens the information an entity must consider in developing its expected credit loss estimate for assets measured at amortized cost. On January 1, 2023, BTC Inc. adopted ASU No. 2016-13 with no material impact to the consolidated balance sheets, results of operations, or cash flows.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses, which requires disclosures of certain additional expense information on an annual and interim basis, including, among other items, the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included within each income statement expense caption, as applicable. The updated standard is effective for our annual periods beginning in fiscal year 2026 and interim periods beginning in the first quarter of fiscal year 2027. The Company is currently evaluating the impact of this guidance but does not anticipate a material impact on its consolidated financial statements or related disclosures.

In November 2024, the FASB issued ASU No. 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies the requirements for determining whether the settlement of a convertible debt instrument should be accounted for as an induced conversion rather than a debt extinguishment. The ASU addresses how entities assess the form and amount of consideration transferred in connection with a settlement and clarifies that induced conversion accounting may apply to instruments that are not currently convertible, provided the instrument contained a substantive conversion feature as of both its issuance date and the offer acceptance date. The updated standard is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted for entities that have adopted ASU 2020-06. The Company has evaluated the impact of this standard and determined that it is not applicable to the Company’s consolidated financial statements, as the Company does not have any convertible debt instruments within the scope of Subtopic 470-20. Accordingly, the adoption of this guidance is not expected to have any impact on the Company’s consolidated financial statements or related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient allowing entities to assume that current conditions as of the balance sheet date will not change for the remaining life of an asset when estimating expected credit losses on current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Additionally, entities other than public business entities that elect the practical expedient may make an accounting policy election to consider collection activity occurring after the balance sheet date but before the financial statements are available to be issued when estimating expected credit losses. The updated standard is effective for the Company beginning with the fiscal year 2026 annual reporting period. The Company is currently evaluating the impact of this guidance and whether to elect the available practical expedient and, if applicable, the accounting policy election, but does not anticipate a material impact on its consolidated financial statements or related disclosures.

In May 2025, the FASB issued ASU No. 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer, which clarifies the accounting for share-based payment awards granted by an entity as consideration payable to a customer. The ASU revises the definition of a performance condition to explicitly include vesting conditions based on the volume, monetary amount, or timing of a customer’s purchases of goods or services; eliminates the forfeiture policy election for awards granted to customers; and clarifies that the variable consideration constraint in ASC 606 does not apply to share-based consideration payable to a customer that is measured and classified under ASC 718. The updated standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company has evaluated the impact of this standard and determined that it is not applicable to the Company’s consolidated financial statements, as the Company does not issue share-based consideration to customers as an incentive to purchase goods or services. Accordingly, the adoption of this guidance is not expected to have any impact on the Company’s consolidated financial statements or related disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which amends the guidance for identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE). Prior to this update, the primary beneficiary of an acquired VIE was always deemed the accounting acquirer. Under the amended guidance, when a business combination is effected primarily by the exchange of equity interests and the legal acquiree is a VIE that meets the definition of a business, an entity must consider the factors in ASC 805-10-55-12 through 55-15 to identify the accounting acquirer, which may result in certain transactions being accounted for as reverse acquisitions that would not have been under prior guidance. The updated standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The amendments are to be applied prospectively to business combinations occurring on or after the adoption date. The Company has evaluated the impact of this standard. Although the Company completed its merger with Nakamoto Inc. in February 2026 as further described in Note 15 — Subsequent Events, that transaction closed prior to the effective date of ASU 2025-03 and was accounted for under guidance in effect at the time of closing. The Company does not anticipate that this standard will have a material impact on its consolidated financial statements or related disclosures.

Changes in Accounting Policies

The Company has consistently applied the accounting policies described in this Note 2 to all periods presented in these consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these consolidated financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. The Company believes judgment is involved in determining the fair value of the SAFE notes, share-based compensation, and the realizability of deferred tax assets, and the assessment of impairment indicators and fair value of equity investments accounted for under the measurement alternative in accordance with ASC 312. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ materially from those estimates and assumptions.

Cash and Cash Equivalents

The Company maintains its cash deposits with major financial institutions over the FDIC limit. The Company had cash and cash equivalents of $11,071,285 and $2,931,437 as of December 31, 2025 and 2024, respectively. The Company has not experienced any losses on cash balances held in excess of insured amounts.

Prepaid Expenses and Other Current Assets

Prepaid expenses primarily consist of advance payments for subscriptions, event registrations, and related services that provide benefits in future periods. Prepaid expenses are recorded at cost and are expensed ratably over the period the benefits are realized or as consumed at points in time. The Company periodically reviews the carrying value of prepaid expenses and other current assets to determine if any amounts are no longer recoverable and records an expense in the period such determination is made.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances occur.

Digital Assets

The Company’s digital assets consist of cryptocurrencies that are fungible, reside on public blockchains, and are secured through cryptographic protocols. The Company has elected to early adopt ASU No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, and accordingly, digital assets within the scope of ASC 350-60 are measured at fair value at each reporting date, with changes in fair value recognized in net income each reporting period. These assets are presented as digital assets on the consolidated balance sheets. Fair value measurements are categorized within the fair value hierarchy based on the observability of inputs used in the valuation. The Company’s digital assets are generally valued using Level 1 inputs, which are quoted prices on active exchanges. Gains and losses from changes in fair value of digital assets are included in other income (expense) in the consolidated statements of operations.

Contract Assets

Contract assets represent amounts earned for services provided or goods delivered that have not yet been invoiced to customers as of the reporting date. These balances arise primarily from timing differences between revenue recognition under ASC 606, Revenue from Contracts with Customers, and the related billing schedules in customer contracts. Contract assets are recorded at their estimated collectible amounts and classified as current assets when collection is expected within one year. The Company evaluates these balances regularly for collectability and includes them in its overall assessment of credit risk. Any adjustments for doubtful accounts are recorded through the allowance for credit losses in accordance with ASC 326, Financial Instruments—Credit Losses (Topic 326).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance, repairs, and minor replacements are charged to expense as incurred. Depreciation on property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations in the period realized.

Intangible Assets

Intangible assets include identifiable non-monetary assets without physical substance that are acquired or developed by the Company. These assets primarily consist of domain name purchases, intellectual property related to branded media (e.g., digital and print publications), and other proprietary content. Intangible assets are recorded at cost and are amortized on a straight-line basis over their estimated useful lives, unless determined to be indefinite-lived. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2025 and 2024, no such indicators of impairment were identified, and accordingly, no impairment losses were recognized.

Investments

The Company accounts for equity investments in accordance with ASC 321, Investments — Equity Securities. Equity investments that do not have a readily determinable fair value are measured at cost, less impairment, if any. The Company holds equity investments in privately held entities, including Roundtable Media, LLC and UTXO Bitcoin Ecosystem US Fund 1. These investments are not quoted on a U.S. securities exchange, are not traded in foreign markets, and are not interests in mutual funds or similar structures. Additionally, they do not qualify for the net asset value practical expedient under ASC 820 because they are not investments in entities within the scope of ASC 946 or real estate funds.

Management evaluates these investments for impairment indicators at each reporting date. If impairment is identified, the investment is written down to its fair value. During the year ended December 31, 2025, management identified indicators of impairment related to its investment in BTF Investments LLC, based on information received in the entity’s Schedule K-1 indicating the investment had no remaining value. Accordingly, the Company recognized an impairment loss of $141,649, writing the carrying value of that investment down to $0, which is included in other income (expense), net on the consolidated statements of operations.

At December 31, 2025 and 2024, the carrying value of the Company’s equity investments were $450,000 and $591,649, respectively.

Long-term Debt

The Company records debt at its amortized cost and related interest expense is recognized using the effective interest method over the term of the debt. The Company classifies debt as current or non-current based on contractual maturities as of the consolidated balance sheet date. Conversions of debt to equity are treated as non-cash financing activities and disclosed in the supplemental schedule to the consolidated statements of cash flows.

The Company evaluates compliance with debt covenants on an ongoing basis and discloses any material violations or waivers in the notes to the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. This involves identifying the contract, determining performance obligations, establishing the transaction price, allocating the price to performance obligations, and recognizing revenue as obligations are satisfied. The Company applies ASC 606 to the following revenue streams: events, digital, advisory, and print publications.

Events Revenue

The Company hosts conferences and industry gatherings and generates revenue through ticket sales, sponsorships, exhibitor fees, and ancillary services related to these Company produced events. Revenue from Company produced events is recognized when the event occurs, and performance obligations are satisfied. Amounts invoiced or collected in advance of the event are recorded as contract liabilities until the event is completed.

Event sponsorship contracts generally include a bundle of highly interrelated services, such as branding, marketing exposure, booth access, and attendee benefits. Management has determined that these promised goods and services are not distinct within the context of the contract, as they are not separately identifiable and do not provide standalone value to the customer. Accordingly, each event sponsorship arrangement is accounted for as a single performance obligation. The transaction price is typically fixed and stated in the contract, and because the contracts include a single performance obligation, no allocation of consideration to individual activities is performed.

In addition to Company produced events, the Company participates in certain international conferences through cooperation or joint venture arrangements with local co-organizers. These arrangements are evaluated under ASC 808, Collaborative Arrangements, as the Company and its partners are active participants that share risks and rewards. To the extent the Company provides services to these arrangements that are within the scope of ASC 606, such services are evaluated separately, including an assessment of whether the Company acts as a principal or an agent. For these international events, the Company generally does not control the underlying event operations or locally provided services prior to transfer to customers and therefore acts as an agent. Accordingly, revenue is recognized on a net basis for services the Company provides, such as brand licensing, programming, and agreed-upon sales and marketing services. Revenue is recognized as the related services are performed or, for event-based services, at the time the event occurs, consistent with ASC 606-10-25-23 through 25-30. Amounts collected from customers or advanced on behalf of these collaborative arrangements, including certain digital asset collections, are excluded from revenue, as they represent amounts collected on behalf of third parties.

Digital Revenue

The Company generates revenue through advertising, content syndication, and other services delivered through the Company’s online platforms. Digital revenue contracts may include multiple promised services, such as online advertising, newsletter placements, or other sponsored content. Revenue is recognized over the period in which the related digital content is delivered, or as advertising impressions occur, reflecting when the customer receives the benefit. Specifically, website and sponsored content revenue is recognized when the content is published or delivered, and advertising revenue is recognized over the period in which the public outreach is distributed and impressions are delivered. Amounts invoiced or collected in advance of delivery are recorded as contract liabilities and recognized as revenue as the related advertising services are performed.

Print Revenue

The Company derives print revenue from the sale of physical publications and print advertising. Revenue from the sale of physical publications is recognized upon delivery, when control of the publication transfers to the customer. Print advertising revenue is recognized over the advertising period. Amounts billed or collected in advance of publication or delivery are recorded as contract liabilities and recognized as revenue when the applicable publication is distributed.

Advisory Revenue

The Company generates advisory revenue through corporate subscription services, consulting engagements, and symposium sponsorships. Corporate subscription contracts provide customers with access to curated Bitcoin research, policy intelligence, and executive education content over a defined contract term, typically ranging from twelve to twenty-four months. These contracts represent a single stand-ready performance obligation satisfied ratably over the subscription period, and revenue is recognized on a straight-line basis over the contract term in accordance with ASC 606-10-25-27 through 25-28. Amounts invoiced or collected in advance of the subscription period are recorded as contract liabilities and recognized as revenue as the performance obligation is satisfied.

Consulting revenue is derived from bespoke advisory engagements with corporate clients pursuing Bitcoin treasury and strategy initiatives. Each consulting engagement is evaluated to identify the distinct performance obligations within the contract. Where an engagement comprises a single deliverable or a series of related services that are substantially the same and have the same pattern of transfer, the arrangement is treated as a single performance obligation recognized at the point in time the service is delivered or, where services are rendered over a defined period, ratably over that period. Variable consideration, if any, is estimated using the most likely amount method and included in the transaction price to the extent it is probable that a significant reversal will not occur.

Symposium sponsorship revenue relates to exclusive, invitation-only leadership forums hosted by the Company, generally for the benefit of the Bitcoin for Corporation members. Symposium sponsorship contracts typically include a single performance obligation representing the sponsorship package delivered in connection with the event. Revenue is recognized at the point in time the symposium occurs, consistent with the recognition pattern applied to the Company’s other event-based revenue streams. Amounts received in advance of the symposium date are recorded as contract liabilities until the performance obligation is satisfied.

Stock-Based Compensation

The Company applies ASC 718, Stock Compensation, when recording share-based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

–	Grant Price - The grant price of the issuances is determined based on the estimated fair value of the shares at the date of grant.

–	Risk-Free Interest Rate - The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant.

–	Expected Lives - Due to the Company’s insufficient history of option activity, management utilizes the simplified approach to estimate the options’ expected term, which represents the period of time that options granted are expected to be outstanding.

–	Expected Volatility - Determined based on management’s estimate or historical volatilities of comparable companies.

–	Expected Dividend Yield - Based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

The share-based compensation expense is recognized on a straight-line basis based on the number of awards expected to vest over the requisite service period. The expense is adjusted for actual forfeitures, such that if an award is forfeited, the previously recognized stock-based compensation expense and the corresponding balance in additional paid-in capital are reversed. For further details regarding share-based compensation, see Note 11.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances against deferred tax assets as deemed necessary.

The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a consolidated financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense.

During 2024, the Company recorded an income tax benefit of $5,820,925. During 2025, the Company recorded an income tax expense of $4,885,810 in its consolidated statements of operations.

On February 19, 2026, BTC Inc. was acquired by Nakamoto Inc. in a transaction that constituted an ownership change under Internal Revenue Code Section 382. This ownership change imposes an annual limitation on the future utilization of BTC Inc.’s pre-change net operating loss carryforwards and certain other tax attributes. As of December 31, 2025, BTC Inc. had state net operating loss carryforwards of approximately $7,840,952 and a capital loss carryover of approximately $5,327,415 with a tax-effected deferred tax asset of $1,358,356. The annual §382 limitation analysis has not yet been completed as of the date of issuance of these financial statements. To the extent that the applicable annual limitation restricts the realizability of these deferred tax assets, a valuation allowance may be required upon completion of the analysis. The Company’s current deferred tax asset balance of $2,317,559 does not reflect any §382 limitation adjustment.

Net Income (Loss) Per Share

The Company computes basic and diluted net income (loss) per share in accordance with ASC Topic 260, Earnings Per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted net earnings income (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the net income (loss) of the Company.

NOTE 3 – Disaggregation of Revenue

The Company’s revenues are disaggregated based on revenue type. The Company’s net revenues for the years ended December 31, 2025 and 2024 are disaggregated as follows:

		For the Years Ended December 31,
Revenue Types	Revenue Recognition	2025	2024
Events revenue	At a point in time	$53,615,586	$24,855,638
Digital revenue	Over time	9,423,467	5,723,885
Print revenue	At a point in time	306,503	339,764
Advisory revenue	Over time	2,238,693	—
Other revenue	At a point in time	436,303	507,386
Total revenue		$66,020,552	$31,426,673

NOTE 4 – Net Income Per Share

The following table sets forth the computation of the Company’s basic and diluted income per common share for the years ended December 31, 2025 and 2024, as follows:

	For the Years Ended December 31,
	2025	2024
Numerator:
Net income	$14,813,416	$3,637,131
Preferred share dividend	(213,220)	(213,804)
Net income available for common shares	$14,600,196	$3,423,327
Denominator:
Weighted average common shares outstanding (basic)	1,789,277	1,746,499
Dilutive effect of stock options	47,497	292,816
Weighted average common shares outstanding (diluted)	1,836,774	2,039,315
Basic earnings per share	$8.16	$1.96
Diluted earnings per share	$7.95	$1.68

NOTE 5 – Property and Equipment, Net

Property and equipment, net as of December 31, 2025 and 2024 consists of the following:

	Estimated useful life	December 31, 2025	December 31, 2024
Computers and equipment	3-5 years	101,331	100,778
Production equipment	3-5 years	7,849	—
Furniture and fixtures	3-5 years	3,588	—
Less: Accumulated depreciation		(66,192)	(93,923)
Property and equipment, net		$46,576	$6,855

Depreciation expense for the years ended December 31, 2025 and 2024 was $10,344 and $24,195, respectively.

NOTE 6 – Intangible Assets, Net

Intangible assets, net as of December 31, 2025 and 2024 consists of the following:

	Estimated useful life	December 31, 2025	December 31, 2024
Domain purchase	5 years	50,000	50,000
IP Magazine	Indefinite	78,364	78,364
Less: Accumulated amortization		(50,000)	(50,000)
Intangible assets, net		$78,364	$78,364

Amortization expense for the years ended December 31, 2025 and 2024 was $0 and $321, respectively. As of January 31, 2024, the intangible assets associated with Domain purchase were fully amortized.

The Company’s IP Magazine intangible asset is classified as an indefinite-lived intangible asset and, accordingly, is not subject to amortization. Management has determined that the IP Magazine has an indefinite useful life because the Company continues to actively use the publication, the asset does not have a legal, contractual, or regulatory expiration date, and there are no foreseeable limits on the period over which the asset is expected to contribute to future cash flows. The IP Magazine is evaluated for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. As of December 31, 2025 and 2024, management performed its impairment evaluations and determined that no impairment existed with respect to the IP Magazine intangible asset.

NOTE 7 — Fair Value Measurements

Digital Assets

The Company accepts digital assets, including Bitcoin, stablecoins, and other cryptocurrencies, from customers, in the ordinary course of business, as a form of payment for goods and services, primarily in connection with events and subscription services. The Company’s digital assets are held for operating purposes as the intent is to convert digital assets received as a form of payment to cash or to use them to fulfill expenses or other obligations. These assets are not maintained for investment or speculative activities.

The following table summarizes the Company’s digital asset holdings and their classification within the fair value hierarchy under ASC 820:

	Fair Value	For the Year Ended December 31, 2025
Digital asset	Hierarchy	Units	Cost Basis	Fair Value
Bitcoin (BTC)	Level 1	1.938	$145,335	$169,630
USDT	Level 1	766.961	766	766
Total digital assets			$146,101	$170,396

	Fair Value	For the Year Ended December 31, 2024
Digital asset	Hierarchy	Units	Cost Basis	Fair Value
Bitcoin (BTC)	Level 1	0.913	$89,403	$85,240
Ethereum (ETH)	Level 1	0.026	103	87
USDT	Level 1	154,736.339	154,574	154,736
USDC	Level 1	10,494.392	10,494	10,494
Total digital assets			$254,574	$250,557

The following table provides a reconciliation of digital assets as of December 31, 2025 and 2024:

	For the Years Ended
	December 31, 2025	December 31, 2024
Beginning Balance	$250,557	$116,550
Additions	16,932,236	13,317,449
Disposals	(17,084,596)	(13,320,082)
Realized gain on disposals	47,904	139,247
Change in fair value of digital assets	24,295	(2,607)
Ending Balance	$170,396	$250,557

All digital assets are held with a third-party custodian. The Company periodically reviews custody arrangements and internal controls to mitigate risks associated with digital asset security and access.

Additions to digital assets primarily represent cryptocurrencies received from customers as a form of payment in the ordinary course of business. Disposals of digital assets reflect the Company’s sale of cryptocurrencies for U.S. dollars, generally to manage liquidity and fund operating activities. Gains recognized on disposals represent the difference between the carrying value of the digital assets and the proceeds received upon sale. Changes in the fair value of digital assets reflect period-to-period valuation adjustments based on observable market prices.

Simple Agreement for Future Equity (SAFE) Note

In February 2021, the Company issued a Simple Agreement for Future Equity (“SAFE”) in exchange for a cash investment of $500,000. The SAFE note entitles the holder to convert the SAFE into the Company’s preferred stock, of which the classification of the preferred stock had not yet been authorized or established as of issuance date of the SAFE. The terms provide for automatic conversion of the SAFE agreements’ purchase amounts into the Company’s preferred stock upon the occurrence of an equity financing, liquidation, or dissolution event, as fully defined in the SAFE agreement. The number of shares of preferred stock the SAFE note converts into is the purchase amount divided by the conversion price, as fully defined in the SAFE agreements.

The Company recorded the SAFE as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity, as the investor does not exercise control over the Company and the SAFE embodies an obligation. The SAFE note is subsequently remeasured at fair value. These instruments are classified as Level 3 within the fair value hierarchy under ASC 820 due to the use of significant unobservable inputs in their valuation.

The fair value of the SAFE note is determined by using valuation models that incorporate significant unobservable inputs. These inputs include assumptions related to the probability and timing of a qualifying equity financing or other liquidity event, the expected enterprise value of the Company at the time of conversion, expected volatility, and an appropriate discount rate. Because these inputs are unobservable and involve significant judgment, changes in these assumptions could have a material impact on the estimated fair value of the SAFE note. In particular, increases in the assumed probability of an equity financing or higher expected enterprise values would generally result in an increase in the fair value of the SAFE note, while increases in the discount rate or decreases in expected valuation assumptions would generally result in a decrease in fair value.

In 2021, the Company initially recorded the SAFE at $500,000. As of December 31, 2024, the estimated fair value of the SAFE was $482,000 and included in long-term debt, net in the accompanying consolidated balance sheets. As of December 31, 2025, the estimated fair value of the SAFE was $483,000 and recorded as SAFE note on the accompanying consolidated balance sheets. Accordingly, the Company recognized a $1,000 gain in the change in fair value of SAFE note, for the year ended December 31, 2025, which is included in other income (expense) on the consolidated statements of operations.

The following tables present information about the change in fair value of the Company’s Level 3 SAFE note for the years ended December 31, 2025 and 2024:

	For the Years Ended December 31,
SAFE note	2025	2024
Beginning of period	$482,000	$312,000
Change in fair value	1,000	170,000
End of period	$483,000	$482,000

NOTE 8 – Related Party Transactions

Related Party Loans Receivable

In 2021, the Company entered into loan agreements with David Bailey, co-founder and former CEO of the Company. These loans were made under terms approved by the Board of Directors, bear interest of 2% per annum, and are payable in full at maturity date. Interest is payable annually and principal repayments may be made at any time without penalty. Management monitors compliance with these agreements on an ongoing basis. No amounts were written off or forgiven during the years.

As of December 31, 2025 and 2024, the outstanding receivables from Mr. Bailey were $999,982 and recorded as related party receivables on the accompanying consolidated balance sheets. The Company had interest receivable of $4,659 at December 31, 2025. For the year ended December 31, 2024, the Company had an interest payable balance of $15,340, due to an over payment and is included in related party interest payables on the accompanying consolidated balance sheets.

UTXO Management GP, LLC (“UTXO”) is a related party of the Company since the majority shareholders of UTXO are also majority stockholders of the Company. Accordingly, transactions between the Company and UTXO are considered related-party transactions.

In June 2021, the Company entered into a loan agreement with UTXO. Under the terms of the agreement, the Company provided a total loan of $782,093 to UTXO, disbursed in two installments: an initial payment of $621,432 in June 2021, followed by a second payment of $160,661 in February 2022. The loan was interest-free, unsecured, and scheduled to mature in June 2026. As of December 31, 2024, the Company wrote off the outstanding balance of $582,093 and was recognized as bad debt expense in the consolidated statements of operations for the year ended December 31, 2024. The write-off was treated as a forgiveness of the loan and reduced the related party loan receivable balance to zero as of December 31, 2024. Accordingly, no balance related to this loan was outstanding as of December 31, 2025.

Effective January 1, 2024, the Company entered into a Marketing Services Agreement with UTXO under which the Company provides marketing services to UTXO and the Company is granted the right and option, but not the obligation, to purchase from the UTXO all, but not less than all, of the issued and outstanding equity interests of UTXO (the “Call Right”). During the years ended December 31, 2025 and 2024, the Company earned $2,930,000 and $3,004,441, respectively, in service fees from UTXO, which is included in contract assets on the accompanying consolidated balance sheets. Subsequent to December 31, 2025, the Company exercised its call right with respect to UTXO concurrently with the closing of the Nakamoto Inc. acquisition, as further described in Note 15 – Subsequent Events.

Nakamoto Holdings Inc. (“Nakamoto”) is a related party of the Company because the majority shareholders of Nakamoto are also the majority stockholders of the Company. Accordingly, transactions between the Company and Nakamoto are considered related-party transactions.

As of December 31, 2025, the Company had an unbilled contract asset of $80,892 representing marketing services revenue earned from Nakamoto but not yet invoiced, which is included in contract assets on the accompanying consolidated balance sheets. This balance was invoiced and collected in cash from Nakamoto in January 2026, prior to the closing of the Merger on February 19, 2026.

Investment in UTXO Bitcoin Ecosystem US Fund 1 LP

The Company holds a limited partnership interest in UTXO Bitcoin Ecosystem US Fund 1 LP (the “UTXO Fund”), a fund sponsored and managed by UTXO Management GP, LLC. As UTXO is a related party of the Company, as described above, this investment constitutes a related party transaction subject to the disclosure requirements of ASC 850, Related Party Disclosures. The investment was made on terms approved by the Board of Directors. The carrying value of the Company’s interest in the UTXO Fund was $200,000 as of December 31, 2025 and 2024, respectively. Management performed its annual qualitative impairment assessment as of December 31, 2025 in accordance with ASC 321-10-35-3 and identified no impairment indicators. Accordingly, no impairment was recognized during the years ended December 31, 2025 or 2024, and the investment continues to be carried at cost. The Company received no distributions from the UTXO Fund during the years ended December 31, 2025 or 2024. As further described in Note 15 — Subsequent Events, in connection with the closing of the Merger on February 19, 2026, the Company’s interest in the UTXO Fund was transferred to Nakamoto Inc. as part of the all-stock merger transaction.

Related Party Payables

David Bailey, co-founder and former CEO of the Company, has paid certain expenses on behalf of the Company and has provided funding to the Company. As of December 31, 2025 and 2024, the Company had payables due to Mr. Bailey of $437,437 and $661,510, respectively, which are included in related party payables on the accompanying consolidated balance sheets.

Tyler Evans, co-founder and former CIO of the Company, has paid certain expenses on behalf of the Company and has provided funding to the Company. As of December 31, 2025 and 2024, the Company had payables due to Mr. Evans of $196,000, which are included in related party payables on the accompanying consolidated balance sheets.

All related party transactions are reviewed and approved by the Company’s governance committee to ensure they are conducted on terms equivalent to those that would prevail in arm’s-length transactions.

Management believes that all related party transactions were conducted in accordance with applicable policies and regulatory requirements.

NOTE 9 – Long-term Debt

At December 31, 2025, the Company’s long-term debt consists of loans obtained under the U.S. Small Business Administration’s Economic Injury Disaster Loan (EIDL) program. These loans are recorded at their outstanding principal amount, net of any unamortized fees, and classified as long-term liabilities unless due within one year. Interest on the EIDL loan accrues and is recognized as expense in the period incurred using the effective interest method. Payments of principal and interest are made in accordance with the terms of the loan agreement, which includes a deferred payment period followed by monthly installments over a 30-year term. The Company evaluates its long-term debt for compliance with covenants and for impairment indicators at each reporting date.

NOTE 10 – Commitments and Contingencies

Litigation

The Company follows ASC Topic 450, Contingencies, to report accounting for contingencies, liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment can be reasonably estimated. As of December 31, 2025, all previously accrued legal settlements have been settled and paid in full.

In March 2026, the Company became aware that an Amended Writ of Summons had been filed in the Hong Kong High Court, Court of First Instance (Action No. 909 of 2025) naming BTC Media, LLC, a subsidiary of the Company, as defendant. The plaintiff alleges breach of an oral agreement purportedly entered into in or around July 2024 relating to event procurement services in connection with certain of the Company’s events, and asserts additional claims of unjust enrichment, fraud, and tort of deceit under Hong Kong law, seeking aggregate damages of up to approximately $1,400,000 plus interest and costs, a portion of which is contingent upon event profitability thresholds.

The Company’s legal counsel has advised that the purported service of process did not comply with applicable law, as documents were delivered to an employee at the Company’s Nashville, Tennessee office who was not authorized to accept service on behalf of BTC Media, LLC. The Company is working with Hong Kong counsel to challenge the validity of the purported service. Accordingly, as of the date of these financial statements, no valid or effective service of process on BTC Media, LLC has been established.

The Company believes the claims are without merit and intends to defend these matters vigorously. Given the defective nature of the purported service, the early stage of the proceedings, the international jurisdictional complexities involved, and the absence of any written agreement underlying the claims, management does not believe these matters will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows, and no accrual has been recorded as of December 31, 2025. Other than the matter described above, management is not aware of any pending or threatened legal proceedings that would result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

NOTE 11 – Stockholders’ Equity (Deficit)

Preferred Stock

The Company has issued Series Seed and Series A Preferred Stock, each of which provides holders with certain rights, preferences, and privileges as set forth in the Company’s Certificate of Incorporation. As of December 31, 2025 and 2024, the Company has 290,555 shares of Series Seed Preferred Stock (“Series Seed”) authorized, issued and outstanding and 521,778 shares of Series A Preferred Stock (“Series A”) authorized, with 114,111 shares issued and outstanding.

Dividends and Liquidation Preference: Series Seed shares entitle the holder to receive a cumulative dividend at the annual rate of 6% of the original issue price per share, equivalent to $0.2478 per share per annum. Series A shares entitle the holder to receive a cumulative dividend at the annual rate of 6% of the original issue price. Such dividends are computed on an actual/365 day-count basis applied to the aggregate liquidation preference, resulting in annual accruals of approximately $72,000 for the Series Seed and approximately $141,220 for the Series A. Combined annual preferred dividends of $213,220 are included in the consolidated statements of equity. Such dividends accrue and are payable prior to any distributions to common stockholders. Accrued dividends are included in accumulated deficit and recorded as dividends payable on the consolidated balance sheets. As of December 31, 2025, the Company had accrued dividends payable to Series Seed and Series A holders of $714,477 and $988,663, respectively, compared with $642,477 and $847,443, respectively, as of December 31, 2024. Total dividends payable as of December 31, 2025 was $1,703,140.

Upon any liquidation, dissolution, or winding up of the Company, holders of Series Seed and Series A Preferred Stock are entitled to receive, prior to any distribution to holders of common stock, an amount per share equal to the greater of (i) the original issue price plus any accrued but unpaid dividends, or (ii) the amount that would be payable if such shares were converted into common stock immediately prior to the Liquidation Event. If available funds are insufficient to satisfy the full amounts owed to preferred stockholders, the available funds are distributed ratably among the holders based on the amounts otherwise payable.

Conversion Rights and Mechanics: Each share of preferred stock is convertible, at the holder’s option, into common stock, without additional consideration. The conversion ratio is based on the original issue price divided by the applicable conversion price, subject to adjustment. Fractional shares are not issued; holders receive cash in lieu of fractional shares based on the fair market value of common stock as determined by the Board. Conversion rights terminate upon a liquidation event immediately prior to the distribution of proceeds to preferred stockholders. To exercise conversion, a holder must surrender their preferred stock certificate(s) and provide written notice to the Company specifying the number of shares to convert. Upon conversion, the Company issues the applicable number of common shares (and any cash in lieu of fractional shares) and pays any declared but unpaid dividends on the converted shares.

Voting Rights: Holders of Series Seed and Series A shares are not entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the Company’s stockholders.

Common Stock

On April 23, 2025, the Company filed the First Certificate of Amendment of the Amended and Restated Certificate of Incorporation of BTC Inc. with the Delaware Secretary of State pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “Amendment”). The Amendment increased the total number of authorized shares of common stock to 3,407,409 shares, bringing total authorized capital stock to 4,219,742 shares (comprised of 3,407,409 shares of common stock and 812,333 shares of preferred stock). The Amendment was approved by the Board of Directors and by the written consent of the requisite number of stockholders in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

Common stock shares entitle the holder to receive a proportionate share of all distributions after payment of the preferred return and the return of capital on the Series Seed and Series A shares.

During the year ended December 31, 2025, the Company issued 49,000 shares of common stock upon the exercise of employee stock options at a weighted average exercise price of $1.32 per share. All four exercises were processed as cashless net settlements with aggregate remittances of $409,272, comprising $64,680 in exercise price proceeds plus $344,592 in employee tax withholdings. Exercise price proceeds of $64,680 were credited to additional paid-in capital. As of December 31, 2025 and 2024, the Company had 1,795,499 and 1,746,499 shares of common stock issued and outstanding, respectively.

In December 2023, the Company converted a promissory note with a principal balance of $500,000, plus $91,644 in accrued interest, into 51,225 shares of common stock. The conversion is presented as a non-cash financing activity in the supplemental schedule to the consolidated statements of cash flows.

Stock Options

The Company’s Board of Directors approved the Revised 2018 Omnibus Incentive Plan (the “Plan”) that authorized the Board of Directors to grant awards of stock options of 719,999 shares of common stock to eligible recipients, as defined in the Plan.

The Company measures and recognizes stock-based compensation expense in accordance with ASC 718, Compensation — Stock Compensation. The Board of Directors shall grant stock options with an exercise price per share not less than the fair market value of common stock on the date of grant. The stock options generally have a vesting period of 1 to 4 years, based on continued service, and expire as determined by the Board of Directors, but not more than ten years from the date of grant. The vesting period of each outstanding option becomes accelerated upon a change in control of the Company, as defined in the Plan.

A summary of the Company’s common stock option activity and related information is as follows:

	Options	Weighted Average Exercise Price	Remaining Contractual Life (Years)	Aggregated Intrinsic Value
Outstanding at January 1, 2024	548,292	$6.90	5.99	$2,550,016
Exercisable at January 1, 2024	370,694	$5.67	4.68	$2,178,564
Granted	—	—		—
Exercised	—	—		—
Forfeited	(5,500)	1.32		0.18
Outstanding at December 31, 2024	542,792	$6.96	5.30	$11,021,013
Exercisable at December 31, 2024	420,051	$5.88	4.36	$8,981,601
Granted	105,427	27.26		—
Exercised	(49,000)	1.32		—
Forfeited	(25,143)	1.49		—
Outstanding at December 31, 2025	574,076	$11.40	5.79	$27,225,621
Exercisable at December 31, 2025	386,185	$7.05	4.28	$19,998,380

During the year ended December 31, 2025, 49,000 stock options were exercised by employees at a weighted average exercise price of $1.32 per share, resulting in total cash proceeds of $64,680, representing exercise price payments at $1.32 per share. No stock options were exercised during the year ended December 31, 2024.

The following is a summary of non-vested common stock options as of December 31, 2025 and 2024, and changes during 2025 and 2024:

	Options	Weighted Average Fair Value
Non-vested at December 31, 2023	161,925	$5.16
Granted	—	—
Vested	(54,857)	5.30
Forfeited	(5,500)	0.18
Non-vested at December 31, 2024	101,568	$4.03
Granted	105,427	19.81
Vested	(40,277)	5.12
Forfeited	(25,143)	0.82
Non-vested at December 31, 2025	141,575	$14.70

As of December 31, 2025 and 2024, there was approximately $2,125,025 and $442,126 of total unrecognized stock-based compensation to be recognized over a weighted average period of 2.11 and 1.46 years related to unvested options, respectively. The weighted average contractual term of options exercisable is 4.28 and 4.36 years as of December 31, 2025 and 2024, respectively.

The Company recognized stock-based compensation expense of $335,971 and $193,052 for the years ended December 31, 2025 and 2024, respectively, included in general and administrative expense. No compensation expense was recognized at the exercise date of any 2025 NSO exercise; the exercise-date spread constitutes ordinary income to the employee and a tax deduction for the Company under IRC §83, but does not give rise to GAAP compensation expense under ASC 718.

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. If the exercise price exceeds the estimated fair value of the common stock, the option has no intrinsic value. Intrinsic value reflects the immediate economic benefit that would be realized if the option were exercised on that date and does not incorporate the option’s remaining contractual term, volatility, or other valuation assumptions.

The aggregate intrinsic value of options exercised during the year ended December 31, 2025 was $1,271,060, representing the spread between the $27.26 per share fair market value at exercise and the $1.32 exercise price across 49,000 shares. This intrinsic value constitutes the employee’s ordinary income for tax purposes and the Company’s corresponding tax deduction, but does not represent GAAP compensation expense under ASC 718. No options were exercised during the year ended December 31, 2024.

The weighted-average assumptions used under the Black-Scholes-Merton Option-Pricing Model to calculate the fair value of options granted during the year ended December 31, 2025 were as follows (no options were granted in 2024).

For the year ended December 31, 2025
Risk-free interest rate	4.25%
Dividend yield	0.00%
Expected volatility	39.00%
Expected term (in years)	4.50 years

NOTE 12 – Income Taxes

As of December 31, 2025, the Company had no remaining federal net operating loss carryforwards, as the previously available carryforwards of $6,474,257 were fully utilized during the year. As of December 31, 2024, the Company had federal net operating loss carryforwards of $6,474,257. The Company had state net operating loss carryforwards of approximately $7,840,952 as of December 31, 2025, which may be available to reduce future state taxable income. The carryforward periods vary by state, ranging from a limited number of years to indefinite. As of December 31, 2025, the Company had net deferred tax assets of $2,317,559.

The Company had no amounts recorded for uncertain tax positions, interest, or penalties in the accompanying consolidated financial statements. The Company regularly assesses its tax positions and adjusts amounts recorded as necessary to ensure compliance with applicable tax laws and regulations. The Company’s federal income tax returns are subject to examination by the Internal Revenue Service for tax years 2022 through 2025, and state income tax returns remain subject to examination for tax years 2021 through 2025, with specific examination periods varying by jurisdiction.

The provision for (benefit from) income taxes consists of the following for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
Current:
Federal	$758,753	$103,858
State	516,313	3,520
Total current	1,275,066	107,378
Deferred:
Federal	3,022,914	(3,060,519)
State	587,830	(2,867,784)
Total deferred	3,610,744	(5,928,303)
Total provision for (benefit from) income taxes	$4,885,810	$(5,820,925)

The Company’s effective income tax rate for the year ended December 31, 2025 was approximately 24.8%, reflecting income tax expense of $4,885,810 on pre-tax income of $19,699,226, compared to an effective tax benefit rate of (266.6%) for the year ended December 31, 2024, which was attributable to the full reversal of the Company’s valuation allowance on its deferred tax assets. The following describes the primary categories of items causing the effective rate to differ from the U.S. federal statutory rate of 21% for the year ended December 31, 2025:

●	State and local income taxes, net of federal benefit: State income taxes comprised of current and deferred state income tax expense, net of the federal tax benefit, increased the effective rate by approximately 4.2 percentage points or approximately $830,941. The Company is subject to income tax in multiple state jurisdictions the net-of-federal-benefit presentation reflects the federal deduction available for state taxes paid.
●	Other items, net: Other permanent differences, net of offsetting items, reduced the effective rate by approximately 0.5 percentage points, primarily reflecting nondeductible expenses, stock options exercised, and other items that do not have a corresponding tax effect.

Deferred income tax assets and liabilities as of December 31, 2025 and 2024, consisted of the following temporary differences and carry-forward items:

	Years Ended December 31,
Deferred tax assets (liabilities):	2025	2024
Accruals	$176,104	$104,805
Intangible assets	6,375	7,225
Capitalized R&D in accordance with IRS Section 174	55,312	231,875
Net operating loss carryforwards	388,138	1,857,340
Litigation settlement	—	2,133,495
Capital loss carryover	1,358,356	1,334,474
R&D tax credit	17,294	17,294
Stock compensation	250,970	170,461
Other	65,010	71,334
Total deferred tax assets, net	$2,317,559	$5,928,303

Income Taxes Paid

The following table presents income taxes paid (net of refunds received) for the years ended December 31, 2025 and 2024, disaggregated by federal and state jurisdiction, in accordance with ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures:

	Years Ended December 31,
	2025	2024
Federal	$986,096	$—
State and local
Tennessee	455,501	—
All other states	67,926	11,119
Total income taxes paid, net of refunds	$1,509,523	$11,119

Differences between cash income taxes paid presented in the statement of cash flows and income taxes paid disclosed above relate to refunds received and payments attributable to prior-year tax returns during the period.

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2023, the Company recorded a full valuation allowance against its deferred tax assets due to cumulative losses and uncertainty regarding the realization of such assets. During the year ended December 31, 2024, management reassessed the realizability of its deferred tax assets and determined that sufficient positive evidence existed to conclude that it is more likely than not that the deferred tax assets will be realized. This assessment was primarily based on the recognition of significant taxable temporary differences, including those related to the litigation settlement, improved expectations of future taxable income, and the utilization of net operating losses within their carryforward periods. Accordingly, the Company reversed the valuation allowance of $5,321,334. As a result of the valuation allowance reversal, the Company recognized an income tax benefit of $5,820,925 for the year ended December 31, 2024, reflecting the release of the full valuation allowance and the recognition of net deferred tax assets of $5,928,303 on the consolidated balance sheet as of December 31, 2024.

During the year ended December 31, 2025, management reassessed the realizability of its deferred tax assets in accordance with ASC 740-10-30. The most significant remaining deferred tax asset as of December 31, 2025 is a capital loss carryover of $1,358,356, which management considered in its realizability assessment. In weighing the positive and negative evidence, management considered the following:

●	Positive evidence included the Company’s full utilization of approximately $6,474,257 of federal net operating loss carryforwards during fiscal year 2025, demonstrating the ability to generate sufficient taxable income. Management also considered the Company’s projections of strong future taxable income supported by renewed strategic partnerships, expanding media and events platforms, and increasing institutional engagement in the Bitcoin ecosystem.
●	Negative evidence included the Company’s history of losses in prior years and the limited deferred tax liabilities available to offset existing deferred tax assets, which creates uncertainty regarding the realization of all deferred tax assets within the foreseeable future.

Based on the weight of all available positive and negative evidence, management concluded that it is more likely than not that the Company’s deferred tax assets will be realized and, accordingly, no valuation allowance was recorded as of December 31, 2025. This conclusion applies at both the federal level and across all state jurisdictions in which the Company operates.

NOTE 13 – Segment Reporting

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”). The CODM evaluates the Company’s financial performance and makes decisions about the allocation of resources based on segment revenue and segment gross profit. The Company has identified four reportable segments: Events, Digital, Advisory, and Print. Operating expenses below gross profit, consisting of general and administrative expenses, sales and marketing expenses, and depreciation, are managed at the consolidated level and are not allocated to individual reportable segments.

Segment Descriptions

●	Events: The Events segment produces large-scale Bitcoin conferences and generates revenue from sponsorships, ticket sales, and event-related ancillary income. The segment’s flagship property is the Bitcoin Conference, the world’s largest annual Bitcoin-focused event. Event costs, including production, venue, audio/visual, travel, security, and speaker fees, are directly attributable to the Events segment.
●	Digital: The Digital segment delivers Bitcoin-focused content, marketing services, and media products through the Company’s online platforms. Revenue is generated from marketing services including branded content and native advertising, digital media advertising, multimedia content, digital licensing, and online store sales.
●	Advisory: The Advisory segment serves institutional clients and corporations seeking Bitcoin strategy, policy intelligence, and executive education. The segment was formally launched in fiscal year 2025 and generates revenue from corporate subscriptions under the Bitcoin For Corporations membership program, consulting engagements, and symposium sponsorships.
●	Print. The Print segment generates revenue from advertising and subscriptions in the Bitcoin Magazine print edition.

The Advisory and Print segments do not individually meet the 10% quantitative revenue threshold under ASC 280-10-50-12; however, management has elected to present both as separate reportable segments pursuant to ASC 280-10-50-15, as management believes separate disclosure is necessary for users to properly evaluate the Company’s strategic evolution toward a more diversified, recurring revenue base and because each segment has a distinct revenue profile, production process, and gross margin that would be obscured through aggregation.

Segment Revenue

The following table presents revenue by reportable segment for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
Events	$53,615,586	$24,855,638
Digital	9,423,467	5,723,885
Advisory	2,238,693	—
Print	306,503	339,764
Other (unallocated)	436,303	507,386
Total Revenue	$66,020,552	$31,426,673

Segment Gross Profit

The following table presents cost of revenue and gross profit by reportable segment for the years ended December 31, 2025 and 2024:

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Cost of Revenue	Gross Profit	Cost of Revenue	Gross Profit
Events	$20,306,099	$33,309,487	$10,195,937	$14,659,701
Digital	405,797	9,017,670	595,449	5,128,436
Advisory	158,871	2,079,822	—	—
Print	134,652	171,851	253,532	86,232
Other (unallocated)	195,721	240,582	96,858	410,528
Consolidated	$21,201,140	$44,819,412	$11,141,776	$20,284,897

Significant Segment Expenses

The following table presents the significant expense categories within each segment’s cost of revenue that are regularly provided to the CODM, in accordance with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures:

		Years Ended December 31,
		2025	2024
Events	Production	$10,374,688	$3,616,116
Events	Venue	4,048,277	1,069,053
Events	Audio and visual	2,967,541	2,556,588
Events	Travel and lodging	882,082	658,099
Events	Security	577,599	187,552
Events	Speakers and content	333,324	281,241
Events	Other event cost of revenue	1,122,588	1,827,288
Digital	Content production and distribution	405,797	595,449
Advisory	Research, personnel, and service delivery	158,871	—
Print	Editorial, design, and materials	$134,652	$253,532

There are no other segment items within any reportable segment. The significant expenses disclosed above represent each segment’s directly attributable cost of revenue in its entirety and reconcile directly to segment gross profit without further adjustment.

Reconciliation of Segment Gross Profit to Consolidated Net Income (Loss) Before Income Taxes

The following table reconciles total segment gross profit to consolidated net income (loss) before income taxes for the years ended December 31, 2025 and 2024. Operating expenses below gross profit are not allocated to reportable segments.

	Years Ended December 31,
	2025	2024
Events gross profit	$33,309,487	$14,659,701
Digital gross profit	9,017,670	5,128,436
Advisory gross profit	2,079,822	—
Print gross profit	171,851	86,232
Other gross profit	240,582	410,528
Total gross profit	44,819,412	20,284,897
Less:
General and administrative	(24,258,967)	(21,023,719)
Sales and marketing	(1,176,435)	(667,852)
Depreciation and amortization	(10,344)	(24,195)
Income (loss) from operations	19,373,666	(1,430,869)
Total other income (expense), net	325,560	(752,925)
Net income (loss) before income taxes	$19,699,226	$(2,183,794)

Geographic and Major Customer Information

The Company is domiciled in the United States and substantially all revenue is generated from U.S. based customers. The Company participates in certain international conferences through cooperative arrangements where it acts as agent; no single foreign country accounted for 10% or more of consolidated revenue for the years ended December 31, 2025 or 2024. Substantially all long-lived assets are located in the United States.

No single external customer accounted for 10% or more of consolidated revenue for the years ended December 31, 2025 or 2024. Marketing services revenue from UTXO Management GP, LLC, a related party, totaled $2,930,000 and $3,004,441 for the years ended December 31, 2025 and 2024, respectively, and is reported within the Digital segment. See Note 8 — Related Party Transactions.

NOTE 14 – Risks and Uncertainties

The Company operates in the cryptocurrency and digital asset industry, which is subject to significant volatility, rapid technological change, and evolving regulatory requirements. A substantial portion of the Company’s revenue is derived from Bitcoin-focused events, media, sponsorships, advertising, and subscriptions, which are sensitive to market demand, industry developments, and public perception of Bitcoin. Adverse developments, including market volatility, security incidents, technological challenges, or negative publicity, could reduce attendance at events, lower advertising and sponsorship demand, and decrease subscription revenues.

The Company also faces concentration risks related to major events and revenue streams, as well as reliance on third-party service providers, venues, payment processors, and technology platforms. Disruptions, failures, cybersecurity incidents, or financial difficulties experienced by these parties could materially affect operations.

These factors could materially and adversely affect the Company’s business, financial condition, and results of operations.

NOTE 15 – Subsequent Events

The Company has evaluated subsequent events through March 27, 2026, the date the audited consolidated financial statements for the years ended December 31, 2025 and 2024, were available to be issued.

Marketing Services Agreement and Merger with Nakamoto Inc.

On May 12, 2025, the Company entered into a Marketing Services Agreement with Nakamoto, under which the Company will deliver services aimed at increasing visibility, credibility, and market positioning for Nakamoto, a Bitcoin treasury management company.

In accordance with the Marketing Services Agreement, Nakamoto is granted the right and option, but not the obligation, to purchase from the stockholders of the Company all, but not less than all, of the issued and outstanding shares of capital stock of the Company (the “Call Right”). The Call Right is exercisable for the thirty-six (36) month period commencing on the date of a qualifying event, defined as the earlier of the closing of an IPO or consummation of a merger agreement pursuant to which Nakamoto becomes a subsidiary of a publicly traded company. Simultaneously, the Company is granted the right and option, but not the obligation, to sell and transfer to Nakamoto all, but not less than all, of the issued and outstanding shares of capital stock of the Company (the “Put Right”) for a period of thirty-six (36) months commencing on the date of a qualifying event.

In addition, on May 12, 2025, Nakamoto entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kindly MD, Inc. (NASDAQ: KDLY, a Utah corporation (“Kindly”), Kindly Holdco Corp, a Delaware corporation and a direct, and wholly-owned subsidiary of Kindly (“Merger Sub”). Pursuant to the Kindly Merger Agreement, on August 14-15, 2025, Kindly completed its merger with Nakamoto Holdings, with Nakamoto Holdings becoming a wholly-owned subsidiary of Kindly. In connection with the closing, Kindly raised approximately $540,000,000 through a private placement in public equity (PIPE financing), which triggered the Qualifying Event under the MSA.

Kindly was subsequently renamed Nakamoto Inc. and its Nasdaq ticker changed to NAKA. All rights and obligations of Nakamoto Holdings under the MSA were assigned to and assumed by Nakamoto Inc.

The per share price for any equity consideration to be issued under the MSA was established at the PIPE Financing price per share of $1.12 (the “PIPE Price Per Share”). The aggregate consideration payable to BTC Inc. stockholders upon exercise of the Call Right was to be calculated based on an industry-standard multiple, not less than 10, of BTC Inc.’s EBITDA, divided by the PIPE Price Per Share, subject to a cap of 600,000,000 shares of Nakamoto Inc. common stock.

Acquisition of BTC Inc. and UTXO Management by Nakamoto Inc.

On February 16, 2026, Nakamoto Inc. (NASDAQ: NAKA) exercised its Call Right under the MSA and entered into a definitive Agreement and Plan of Merger (the “BTC Merger Agreement”) to acquire BTC Inc. Concurrently, BTC Inc. exercised its Call Right with respect to UTXO Management GP, LLC (“UTXO”), and Nakamoto Inc. entered into a separate Agreement and Plan of Merger to acquire UTXO simultaneously (together, the “Mergers”). The Mergers were structured as all-stock exchanges. No additional approval from Nakamoto Inc. shareholders was required to consummate the transaction, as Nakamoto Inc. shareholders had previously approved the issuance of up to 600,000,000 shares of Nakamoto Inc. common stock in connection with the MSA on May 18, 2025.

Pursuant to the BTC Merger Agreement, all issued and outstanding shares of BTC Inc. capital stock were converted into the right to receive 336,804,102 shares of Nakamoto Inc. common stock (net of shares reserved for assumed BTC Inc. stock options), calculated by dividing a base consideration value of approximately $377,220,594 by the fixed PIPE Price Per Share of $1.12 as required by the MSA. UTXO equity holders received 26,785,714 shares of Nakamoto Inc. common stock (calculated by dividing a $30,000,000 base value by $1.12). The Mergers were intended to qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code.

On February 19, 2026, both Mergers closed. Upon closing, BTC Inc. and UTXO became wholly-owned subsidiaries of Nakamoto Inc. On a fully diluted basis, BTC Inc. and UTXO securityholders received in the aggregate 364,795,104 shares of Nakamoto Inc. common stock (net of assumed options). Based on Nakamoto Inc.’s closing price of $0.248 per share on February 19, 2026, the aggregate consideration for the combined transaction was valued at approximately $81,632,852 (net of aggregate strike prices for assumed options). Shares of Nakamoto Inc. common stock received by BTC Inc. security holders are subject to lock-up restrictions, with 50% of shares restricted for six months and the remaining 50% restricted for twelve months following the closing.

David Bailey, co-founder and former CEO of BTC Inc., serves as Chairman and Chief Executive Officer of Nakamoto Inc. Tyler Evans, co-founder and former CIO of BTC Inc., serves as Chief Investment Officer of both UTXO and Nakamoto Inc. Given these relationships, the transaction constitutes a related-party transaction and was negotiated and approved on terms believed to be consistent with arm’s-length standards. In connection with its review and approval of the Mergers, the Nakamoto Inc. Board of Directors formed a special committee of independent directors, which retained B. Riley Securities, Inc. as independent financial advisor and fairness opinion provider, and Simpson Thacher & Bartlett LLP as independent legal counsel. Based on preliminary unaudited results for the twelve-month period ended September 30, 2025, BTC Inc. and UTXO combined (after intercompany eliminations) generated approximately $80,500,000 in revenue, $34,200,000 in EBITDA, and $40,100,000 in net income. Legal counsel to the respective parties were as follows: Reed Smith LLP advised Nakamoto Inc.; Bradley Arant Boult Cummings LLP advised BTC Inc.; and Haynes and Boone, LLP advised UTXO. TD Securities (USA) LLC served as financial advisor to Nakamoto Inc.

The consummation of this transaction prior to the issuance date of these consolidated financial statements further supports management’s conclusion that no substantial doubt exists regarding the Company’s ability to continue as a going concern, as further described in Note 1 — Description of Organization and Business Operations.

Fenbushi Share Repurchase

In connection with and as approved by the Board of Directors on February 14, 2026, the Company repurchased shares of its capital stock held by Fenbushi Capital for approximately $6,700,000. This repurchase was approved contemporaneously with the merger transaction and funded in connection with the closing of the Merger on February 19, 2026. The $6,700,000 repurchase price did not include any separately stated payment of accrued preferred dividends.

Repayment of SAFE Note

In connection with the closing of the Merger on February 19, 2026, the outstanding Simple Agreement for Future Equity (SAFE) was repaid in full for $500,000. The repayment was triggered by the consummation of the Merger, which constituted a Liquidation Event under the terms of the SAFE agreement. As of December 31, 2025, the SAFE was carried at its estimated fair value of $483,000 on the consolidated balance sheets. The difference of $17,000 between the $500,000 repayment amount and the $483,000 carrying value will be recognized as a loss on extinguishment of the SAFE in the period of closing.

Declaration and Settlement of Dividends

Subsequent to December 31, 2025, the Board of Directors formally declared dividends on the Company’s Series Seed Preferred Stock and Series A Preferred Stock. As of December 31, 2025, cumulative unpaid preferred dividends of $1,703,140 ($714,477 attributable to Series Seed and $988,663 attributable to Series A) had been accrued and are reflected as a current liability on the consolidated balance sheets. In connection with the closing of the Merger on February 19, 2026, the declared dividends were settled in full. A portion of the dividends attributable to David Bailey was applied against his outstanding related party loan receivable balance as further described below. The remaining dividends payable to all other preferred stockholders were settled in cash in connection with the merger closing.

Acceleration of Equity Award Vesting

In connection with the closing of the Merger on February 19, 2026, the vesting of all outstanding unvested stock options was accelerated in accordance with the terms of the Company’s Revised 2018 Omnibus Incentive Plan, which provides for accelerated vesting upon a change in control of the Company. The acceleration of vesting resulting from the change in control will result in the recognition of the remaining unrecognized compensation expense in the period of closing.

Related Party Transactions

Subsequent to December 31, 2025, the Board of Directors approved the application of accrued dividends payable to David Bailey, co-founder and former Chief Executive Officer, toward the repayment of his outstanding related party loan receivable balance of approximately $999,982. As of December 31, 2025, the Company had accrued interest receivable of $4,659 on the Bailey loan. Pursuant to the Board-approved netting arrangement, $999,982 of Mr. Bailey’s share of the declared preferred dividends was applied against the outstanding principal balance, fully extinguishing the related party loan receivable as of the closing date. This netting arrangement represents a related-party transaction conducted on terms approved by the Board of Directors.

Additionally, subsequent to December 31, 2025, the Company completed the sale of artwork to David Bailey for approximately $50,000. The artwork had no carrying value on the Company’s consolidated balance sheets at the time of sale. This transaction is disclosed in accordance with the related party disclosure requirements of ASC 850, Related Party Disclosures, as Mr. Bailey is a principal shareholder and former executive officer of the Company.

Settlement of Related Party Payables

As of December 31, 2025, the Company had outstanding payables to related parties totaling $633,437, consisting of $437,437 due to David Bailey, co-founder and former Chief Executive Officer, and $196,000 due to Tyler Evans, co-founder and former Chief Investment Officer, representing expenses paid by these individuals on behalf of the Company and funding provided to the Company. In addition, the Company had accrued related party interest payables of $308,143 as of December 31, 2025. In connection with the closing of the Merger on February 19, 2026, the outstanding related party payables due to Mr. Bailey of $437,437 and the related party interest payables of $308,143 were netted against other amounts settled in connection with the Merger. The outstanding payable of $196,000 due to Mr. Evans was similarly netted against other amounts settled in connection with the closing of the Merger. These transactions represent related-party transactions conducted on terms approved by the Board of Directors in accordance with ASC 850, Related Party Disclosures.

Collection of Contract Assets

As of December 31, 2025, the Company had contract asset balances totaling $3,010,892 due from related parties, consisting of $2,930,000 earned from UTXO Management GP, LLC and $80,892 earned from Nakamoto Holdings Inc., representing marketing services revenue earned under the respective Marketing Services Agreements but not yet invoiced as of December 31, 2025. Both balances were invoiced and collected in cash in January 2026, prior to the closing of the Merger on February 19, 2026. The collection of these related party receivables prior to closing is disclosed pursuant to ASC 850, Related Party Disclosures.

Repayment of EIDL Loan

As of December 31, 2025, the Company had an outstanding Economic Injury Disaster Loan (“EIDL”) from the U.S. Small Business Administration with a carrying value of $315,810, classified as long-term debt on the consolidated balance sheets. In January 2026, prior to the closing of the Merger, the Company repaid the EIDL loan in full. The total cash paid to retire the EIDL was $360,433, consisting of $300,030 of outstanding principal and $60,403 of accrued interest through the payoff date. No prepayment penalty was incurred. The early repayment of this obligation is disclosed pursuant to ASC 855, Subsequent Events.

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